UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2008

K12 Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33883	95-4774688
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2300 Corporate Park Drive, Herndon, Virginia		20171
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 483-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the decision of Ronald J. Packard, Chief Executive Officer of K12 Inc. (the "Company"), to relocate to the Washington, D.C. metropolitan area to be closer to the corporate headquarters of the Company, the Compensation Committee of the Board of Directors of the Company approved a relocation assistance package for Mr. Packard on July 25, 2008. The relocation assistance package provides for:

1. Moving Expenses: The Company will reimburse Mr. Packard for moving expenses not to exceed Forty Thousand Dollars ($40,000.00) for the transport of his household goods and personal vehicles. The Company will also reimburse Mr. Packard for one-way coach-class air tickets for each of his children.

2. House-hunting Trips: The Company will reimburse Mr. Packard for two round-trip coach-class air tickets for his spouse and up to six (6) nights (inclusive for both trips) in a local hotel for house-hunting trips.

3. Temporary Housing: The Company will reimburse Mr. Packard for monthly rental or mortgage costs for temporary housing in the Washington, D.C. metropolitan area for up to twelve (12) months at a cost not to exceed Seven Thousand Five Hundred Dollars ($7,500.00) per month.

4. Closing and Mortgage Costs: Upon his purchase of a home in the Washington, D.C. metropolitan area, the Company will reimburse Mr. Packard up to Thirty Thousand Dollars ($30,000.00) for closing costs and up to Seven Thousand Dollars ($7,000.00) per month for the lesser of the mortgage payment (as it was effective December 31, 2006) on his previous home or his home in the Washington, D.C. metropolitan area for period of up to twelve (12) months out of the thirty-six (36) months following the year of temporary housing. Should Mr. Packard find a renter for his previous home, the Company will reimburse Mr. Packard for the difference between the rental income and the mortgage cost as defined above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

K12 Inc.

August 1, 2008	By:	/s/ John F. Baule

Name: John F. Baule
Title: Chief Operating Officer and Chief Financial Officer